EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 29, 2009

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES
THIRD QUARTER 2009 RESULTS AND DECLARES CASH DIVIDEND

Business Fundamentals Remain Strong; Company is Very Well Capitalized,
With Strong Liquidity and Excellent Core Deposit Base

TACOMA, Washington, October 29, 2009 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced third quarter 2009 results reflecting a net loss applicable to common shareholders of $2.6 million, compared with a net loss of $8.8 million for the third quarter of 2008.  On a diluted earnings per common share basis, the net loss was $0.11, compared with a loss of $0.49 per share a year earlier. The loss for the quarter reflected a provision for loan losses of $16.5 million due to the continued decline in real estate values, principally relating to residential land, lots and lot development loans.

“While we continue to be challenged by the ongoing decline of real estate values, our fundamental strength provides the foundation to move forward with strategies that are improving our franchise,” said Melanie Dressel, President and Chief Executive Officer.   “We raised $120 million in capital through a public offering, which validated the success and strength of our company.  We are maintaining our aggressive focus on managing our credit issues, and are continuing to work toward improving earnings and increasing market share in the areas we serve.  To that end, we have brought on board talented bankers in our new and existing market areas, who, along with our current experienced bankers, help us attract new customers and take advantage of disruptions in the market.”

 The net loss applicable to common shareholders for the nine months ended September 30, 2009 was $8.8 million, compared with earnings of $4.2 million for the first nine months of 2008.  On a diluted per common share basis, the net loss was $0.45, compared with income of $0.23 a year earlier.

 Ms. Dressel continued, “In spite of the challenges inherent in the banking industry today, we believe our business model places us in a strong position, particularly as the economy improves.
The following factors reinforce our confidence in the future:

õ   We remain very well capitalized, with a total risk-based capital ratio of 19.06% at September 30, 2009, or about $224 million above the threshold set by banking regulations to be considered well capitalized, which is the highest rating.  Our capital ratio was 14.61% at the end of the second quarter 2009, and was 14.47% at the end of the first quarter 2009

õ   Our historically stable net interest margin was at 4.34%, unchanged from September 30, 2008.

õ   We have an exceptional core deposit level of 83% of our total deposits, reflecting the strength of the relationships we have built with our customers, and are an important factor in the relatively stable net interest margin we have maintained.

õ   Our diverse loan portfolio has helped us avoid concentration of risk in any one segment.  Only 6% of the total portfolio are loans in the residential real estate construction area, which continues to be a challenging segment in the Pacific Northwest.  Approximately 37% of our total portfolio is in commercial business loans.

õ   Columbia’s liquidity ratio of approximately 50% for the quarter translates into over $1.5 billion of available funding for our general operations and to meet the loan and deposit needs of our customers.

ð     We continue to look to our future growth by hiring experienced teams of bankers who give us access to new clients and markets, and by adding retail locations that make strategic sense for us.

ð      We are proud to have received another award designating Columbia Bank as a great place to work. In August, we received a “Washington’s Best Workplaces 2009” award from the Puget Sound Business Journal

 Capital Raise
             In August 2009, Columbia raised $120 million in capital through a public offering of 9,775,000 common shares, including 1,275,000 shares pursuant to the underwriters’ over-allotment option, at a price of $12.25 per share.  The net proceeds to the company after deducting underwriting expenses were approximately $113.8 million. As a result of the completion of a qualifying offering prior to December 31, 2009, the number of shares of common stock subject to the warrant issued to the United States Treasury in connection with Columbia’s participation in the Capital Purchase Program has been reduced by 50%, from 796,046 to 398,023. Ms. Dressel commented, “We were extremely pleased with the result of our public offering, which was a real testament to the strength of our company.  This additional capital, when added to our already strong capital levels, gives us the flexibility to respond quickly and effectively to business opportunities as they arise.”

 Revenue
Revenue (net interest income plus noninterest income) was $36.3 million for the third quarter of 2009, up 95% from $18.6 million one year ago.  The significant increase was primarily due to the $18.5 million impairment charge in the third quarter 2008 related to the decline in the fair value of an investment in preferred stock issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”). Excluding the impairment charge, revenue for the third quarter 2009 was down 2% from third quarter 2008, primarily due to the impact of nonperforming loans, and decreases in loan balances and line of credit usage.

            Revenue for the nine months ended September 30, 2009 was $106.7 million, an increase of 8% from $98.7 million for the same period in 2008.  Excluding the 2008 non-recurring items consisting of the impairment charge, redemption of Visa and MasterCard shares and gain on the sale of investment securities, revenue for the first nine months of 2009 was down 6% from the first nine months of 2008.

            At September 30, 2009, Columbia’s total assets were $3.17 billion, compared with $3.10 billion at December 31, 2008.  Total loans were $2.06 billion at September 30, 2009, down from $2.23 billion at year-end 2008.   Total securities increased $118 million to $658.2 million at September 30, 2009 as a result of management’s asset/liability strategies. Total deposits were $2.44 billion at September 30, 2009, compared with $2.38 billion at December 31, 2008, and $2.35 billion at June 30, 2009.  Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $2.03 billion at September 30, 2009, comprising 83% of total deposits.

       Ms. Dressel noted, “We have been successful in achieving a lower cost deposit mix, as we continue to focus on core deposits and developing our customerrelationships though our community banking model.  The decrease in our total loans reflects the soft market and the resulting lower demand, as well as payoffs in theconstruction loan portfolio.  The decrease in our commercial business loans is primarily a result of loan pay-downs and a decrease in line of credit usage.”

Third Quarter 2009 Operating Results

Net Interest Income
Net interest income for the third quarter of 2009 was relatively stable at $29.1 million, a decrease of $475,000, or 2%, from $29.6 million for the third quarter 2008, primarily due to a decrease in earning assets from the prior year.  For the nine months ended September 30, 2009, net interest income decreased 5% to $85.6 million from $90.2 million a year earlier.

 Columbia’s net interest margin was 4.34% for the third quarter 2009, unchanged from 4.34% for the third quarter of 2008, and down from 4.38% in the second quarter 2009. On a quarterly basis, the net interest margin was 4.26% for the first quarter of 2009, and 4.39% for the fourth quarter of 2008.  Interest reversals impacting the net interest margin for the third quarter 2009 were $569,000, representing approximately 8 basis points.

Average interest-earning assets decreased 2% to $2.78 billion in the third quarter of 2009, from $2.83 billion in the third quarter of 2008.  The yield on average interest-earning assets decreased 85 basis points to 5.28% in the third quarter of 2009, from 6.13% in the third quarter of 2008.  Average interest-bearing liabilities decreased to $2.02 billion from $2.26 billion last year. The cost of average interest-bearing liabilities decreased 95 basis points to 1.29% in the third quarter of 2009, compared with 2.24% in the third quarter of 2008. Ms. Dressel noted, “These results reflect the rapid decline in interest rates during 2008.  The prime rate was 5.00% at the end of the third quarter 2008, compared to the current rate of 3.25%.”

During the first nine months of 2009, Columbia’s net interest margin decreased to 4.34% from 4.37% a year earlier. Average interest-earning assets decreased to $2.75 billion in the first nine months of 2009 from $2.88 billion in the 2008 period.  The yield on average interest-earning assets decreased 107 basis points to 5.39% in the first nine months of 2009, from 6.46% in 2008.  Average interest-bearing liabilities were $2.08 billion compared to $2.31 billion for the first nine months of 2008.  The cost of average interest-bearing liabilities decreased 120 basis points to 1.40% in the first nine months of 2009, compared with 2.60% for the 2008 period.  Interest reversals impacting the net interest margin for the first nine months of 2009 were $1.9 million, representing approximately 9 basis points.

Noninterest income

 Total noninterest income for the third quarter 2009 was $7.2 million, compared to a loss of $11.0 million a year earlier.  The increase was primarily due to the $18.5 million impairment charge in the third quarter 2008 related to the decline in the fair value of an investment in preferred stock issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”).  Excluding the impact of the impairment charge, noninterest income was down 5% from September 30, 2008.  This reduction was due to a combination of reduced volumes of merchant services activity and decreases in other income items.  Other income was down approximately 20% from September 30, 2008 primarily due to reduced fees from mortgage banking activity, as well as reduced income from the customer interest rate swap program.

    For the nine months ended September 30, 2009, noninterest income was $21.2 million, an increase of $12.6 million, or 149%, from the 2008 period.  The increase was primarily due to the impairment charge in the third quarter 2008 noted above. Excluding the impact of the impairment charge, noninterest income declined 22% from the same period in 2008.  Proceeds from the redemption of Visa and MasterCard shares for the nine months ended September 30, 2009 declined $3 million from the same period in 2008, and other income for the nine months ended September 30, 2009 declined $1.3 million, or 30% from the same period in 2008 partially due to the receipt of life insurance proceeds of $612,000 received in the prior year, as well as reduced fees from mortgage banking activity and less participation in the customer interest rate swap program.

Noninterest expense

Noninterest expense for the third quarter of 2009 was $23.1 million, a decrease of $245,000 or 1%, from $23.4 million a year earlier.  Decreases in compensation and benefits, advertising and promotion and other expenses resulting from the continued focus on expense control were offset by higher regulatory premiums and additional costs of operating other real estate owned.  Regulatory premiums increased $642,000, or 111%, from the third quarter of 2008, resulting from increased FDIC assessment rates.  Other real estate owned balances increased to $18.1 million at September 30, 2009, compared to $1.3 million for the same period in 2008, contributing to a $314,000 increase in cost of operating from September 30, 2008.

   Total noninterest expense for the first nine months of 2009 was $71.6 million, an increase of $1.3 million, or 2%, from $70.3 million a year earlier.  Decreases of 5% in compensation and employee benefits, and 7% in occupancy expenses were again significantly offset by legal and professional fees and FDIC regulatory premium expenses.  Legal and professional fees were $2.8 million for the first nine months of 2009, compared to $1.5 million for the first nine months of 2008.  FDIC regulatory premium expenses were $4.7 million for the first nine months of 2009, compared to $1.4 million for the same period one year ago.

Asset Quality

Nonperforming assets as of September 30, 2009 were $148.8 million, compared to $109.6 million at December 31, 2009, $136.1 million at June 30, 2009 and $78.2 million at September 30, 2008.   Residential construction assets continue to be the weakest part of the loan portfolio, encompassing the largest component of nonperforming assets and the largest contributor to charge-offs.

Residential construction nonperforming assets increased $9.3 million to $81.3 million during the period, primarily due to two King County relationships which were placed on nonaccrual status during the quarter.  One is a $6.9 million lot development loan; we are pursuing a troubled debt restructure with the borrower and have set aside a specific reserve of $2.3 million pending the final outcome of the restructure.  The other relationship comprises a combination of vertical construction and lot loans which total $8.2 million.  We have set aside specific reserves of $2.4 million for this relationship.

At September 30, 2009, nonaccrual 1-4 family residential construction loans totaled $65.5 million, down $4.1 million from December 31, 2008 and relatively unchanged from June 30, 2009.  Nonaccrual 1-4 family residential construction loans accounted for 50% of the 1-4 family residential construction loan portfolio.

Commercial real estate assets account for another $48.0 million, or 32%, of nonperforming assets. Broken out by property type, the commercial real estate nonperforming assets include:  condominiums at $13.8 million; commercial office-warehouse facilities of approximately $10.3 million; retail properties of approximately $8.1 million; and office properties of about $4.0 million, with a variety of other property types accounting for the balance of $11.8 million.  Commercial real estate nonperforming assets were essentially unchanged for the quarter.

Nonaccrual commercial real estate loans were $26.7 million, up $20.9 million from December 31, 2009 and up $2.4 million from June 30, 2009.  Nonaccrual commercial real estate loans represent approximately 3.1% of total commercial real estate loans at September 30, 2009, 2.8% at June 30, 2009 and 0.7% at December 31, 2008.

Nonperforming commercial business loans increased  $2.7 million during the third quarter.  At September 30, 2009, nonperforming commercial business loans were $15 million, an increase of $12 million from December 31, 2009.  This represents approximately 2% of total commercial business loans at September 30, 2009 up from 0.4% as of December 31, 2009 and 1.6% as of June 30, 2009.

Other Real Estate Owned was $18.1 million at September 30, 2009, up $15.3 million. from $2.9 million at December 31, 2008.  OREO increased $9.8 million from June 30, 2009, consisting primarily of of 1-4 family residential construction assets.  The net cost of operation of Other Real Estate Owned was $318,000 and $590,000 for the three months and nine months ended September 30, 2009, respectively, compared to $4,000 and $(19,000) for the same periods last year.  Ms. Dressel commented, “As we have been discussing, OREO increased this quarter as we saw natural migration.”

For the quarter ended September 30, 2009, net loan charge-offs were approximately $13.7 million, compared to $16.4 million for the same period a year ago, and $16.4 million during the second quarter of 2009.  Net charge-offs in the 1-4 family residential construction portfolio of $5.7 million for the quarter were centered in residential land and lot development loans.  Commercial real estate charge offs of $2.4 million were primarily related to retail construction loans.  The commercial business pool had charge-offs of approximately $4.9 million and were centered in loans related to the construction and real estate development industries.  The balance, or approximately $700,000, was distributed across the rest of the loan portfolio.

Past due loans were $12.0 million, or 0.58% of total loans, as of September 30, 2009, down from  $16.4 million, or 0.77%, of total loans as of June 30, 2009 and up from $10.4 million, or 0.46%, of total loans, at December 31, 2008.

Organizational Update
Ms. Dressel said, “We are taking advantage of strategic opportunities to fill in our geographic footprint, while continuing our expense reduction initiatives.  Our long-awaited, full service branch in Renton opened in July.  We have received regulatory approval for a branch location in Vancouver, Washington, which we expect to open in late fourth quarter 2009, and have applied for a new location in Portland, Oregon , which we anticipate opening during the first quarter of 2010.”

Ms. Dressel continued, “As noted earlier, our entire banking team is focused on increasing market share in every community we serve.   With our capacity and willingness to lend, we have attracted excellent, experienced banking teams, most of whom were added in our Portland and Vancouver markets.  Our complete complement of products and services, including a full spectrum of investment and wealth management capabilities and our status as a preferred SBA lender, position us very well to meet the needs of our business, retail and private banking customers.”.

Cash Dividend Announcement
The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, which will be paid on November 25, 2009 to shareholders of record as of the close of business on November 12, 2009.

Conference Call
Columbia’s management will discuss third quarter 2009 results on a conference call scheduled for October 29, 2009 at 1:00 p.m. PDT (4:00 p.m. EDT).     Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #34709998.

A conference call replay will be available from approximately 4:00 p.m. PDT on
October 29, 2009 through midnight PST on Thursday, November 5, 2009.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #34709998.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2009 and was designated one of  Puget Sound Business Journal’s “Washington’s Best Workplaces 2009”.   With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 51 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
(in thousands except per share)	2009		2008		2009		2008
Earnings
Net interest income	$29,118		$29,593		$85,552		$90,194
Provision for loan and lease losses	$16,500		$10,500		$48,500		$27,926
Noninterest income	$7,190		$(10,946)		$21,164		$8,516
Noninterest expense	$23,146		$23,391		$71,641		$70,312
Net income (loss)	$(1,502)		$(8,759)		$(5,520)		$4,154
Net income (loss) applicable to common shareholders	$(2,605)		$(8,759)		$(8,818)		$4,154
Per Common Share
Earnings (loss) (basic)	$(0.11)		$(0.49)		$(0.45)		$0.23
Earnings (loss) (diluted)	$(0.11)		$(0.49)		$(0.45)		$0.23
Averages
Total assets	$3,077,005		$3,106,556		$3,053,189		$3,158,293
Interest-earning assets	$2,783,121		$2,830,894		$2,753,877		$2,879,660
Loans	$2,088,478		$2,241,574		$2,154,793		$2,281,129
Securities	$593,516		$558,990		$563,914		$575,215
Deposits	$2,395,311		$2,365,222		$2,352,774		$2,411,045
Core deposits	$1,977,977		$1,925,780		$1,913,195		$1,927,515
Interest-bearing deposits	$1,857,708		$1,896,767		$1,858,977		$1,950,133
Interest-bearing liabilities	$2,019,051		$2,259,655		$2,075,524		$2,305,621
Noninterest-bearing deposits	$537,603		$468,455		$493,797		$460,912
Shareholders' equity	$478,589		$344,158		$438,983		$349,754
Financial Ratios
Return on average assets	(0.19)%		(1.12%)		(0.24)%		0.18%
Return on average common equity	(2.56)%		(10.10%)		(3.23)%		1.59%
Average equity to average assets	15.55%		11.08%		14.38%		11.07%
Net interest margin	4.34%		4.34%		4.34%		4.37%
Efficiency ratio (tax equivalent)(1)	60.85%		60.34%		62.72%		60.62%
	September 30,				December 31,
Period end	2009		2008		2008
Total assets	$3,167,028		$3,104,980		$3,097,079
Loans	$2,063,398		$2,216,133		$2,232,332
Allowance for loan and lease losses	$51,688		$35,814		$42,747
Securities	$658,227		$551,062		$540,525
Deposits	$2,443,567		$2,355,821		$2,382,151
Core deposits	$2,027,482		$1,944,779		$1,941,047
Shareholders' equity	$527,920		$336,435		$415,385
Book value per share	$16.15		$18.54		$18.82
Nonperforming assets
Nonaccrual loans	$130,718		$76,164		$106,163
Restructured loans accruing interest	- -		746		587
Other real estate owned	18,137		1,288		2,874
Total nonperforming assets	$148,855		$78,198		$109,624
Nonperforming loans to period-end loans	6.34%		3.47%		4.78%
Nonperforming assets to period-end assets	4.70%		2.52%		3.54%
Allowance for loan and lease losses to period-end loans	2.50%		1.62%		1.91%
Allowance for loan and lease losses to nonperforming loans	39.54%		46.57%		40.04%
Allowance for loan and lease losses to nonperforming assets	34.72%		45.80%		38.99%
Net loan charges-offs	$39,559	(2)	$18,711	(3)	$25,028	(4)

(1) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, proceeds from redemption of Visa and Mastercard shares, reversal of previously accrued Visa litigation expense, net income from BOLI policy swap transactions, death benefit insurance proceeds and other than temporary security impairment charge.
(2) For the nine months ended September 30, 2009.
(3) For the nine months ended September 30, 2008.
(4) For the twelve months ended December 31, 2008.

Columbia Banking System, Inc.
Unaudited	September 30,			December 31,
(in thousands)	2009			2008
Loan Portfolio Composition
Commercial business		$754,191	36.6%	$810,922	36.3%
Real Estate:
One-to-four family residential		64,342	3.1%	57,237	2.6%
Five or more family residential and commercial		862,730	41.8%	862,595	38.7%
Total Real Estate		927,072	44.9%	919,832	41.3%
Real Estate Construction:
One-to-four family residential		130,704	6.3%	209,682	9.4%
Five or more family residential and commercial		51,735	2.6%	81,176	3.6%
Total Real Estate Construction		182,439	8.9%	290,858	13.0%
Consumer		204,314	9.9%	214,753	9.6%
Subtotal loans		2,068,016	100.2%	2,236,365	100.2%
Less: Deferred loan fees		(4,618)	(0.2%)	(4,033)	(0.2%)
Total loans		$2,063,398	100.0%	$2,232,332	100.0%
Loans held for sale	$	- -		$1,964
	September 30,			December 31,
	2009			2008
Deposit Composition
Core deposits:
Demand and other non-interest bearing		$490,512	20.1%	$466,078	19.6%
Interest bearing demand		447,019	18.3%	519,124	21.8%
Money market		691,399	28.3%	530,065	22.3%
Savings		136,739	5.6%	122,076	5.1%
Certificates of deposit less than $100,000		261,813	10.7%	303,704	12.7%
Total core deposits		2,027,482	83.0%	1,941,047	81.5%

Certificates of deposit greater than $100,000		264,982	10.8%	338,971	14.2%
Wholesale certificates of deposit (CDARS®)		92,890	3.8%	39,903	1.7%
Wholesale certificates of deposit		58,213	2.4%	62,230	2.6%
Total deposits		$2,443,567	100.0%	$2,382,151	100.0%

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands except per share)	2009	2009	2009	2008	2008
Earnings
Net interest income	$29,118	$28,531	$27,903	$29,319	$29,593
Provision for loan and lease losses	$16,500	$21,000	$11,000	$13,250	$10,500
Noninterest income	$7,190	$7,000	$6,974	$6,334	$(10,946)
Noninterest expense	$23,146	$25,314	$23,181	$21,813	$23,391
Net income (loss)	$(1,502)	$(5,530)	$1,512	$1,814	$(8,759)
Net income (loss) applicable to common shareholders	$(2,605)	$(6,631)	$419	$1,344	$(8,759)
Per Common Share
Earnings (loss) (basic)	$(0.11)	$(0.37)	$0.02	$0.07	$(0.49)
Earnings (loss) (diluted)	$(0.11)	$(0.37)	$0.02	$0.07	$(0.49)
Averages
Total assets	$3,077,005	$3,024,491	$3,057,861	$3,061,867	$3,106,556
Interest-earning assets	$2,783,121	$2,728,086	$2,774,259	$2,767,854	$2,830,894
Loans	$2,088,478	$2,159,415	$2,217,908	$2,214,918	$2,241,574
Securities	$593,516	$554,270	$543,403	$535,763	$558,990
Deposits	$2,395,311	$2,337,385	$2,324,853	$2,297,422	$2,365,222
Core deposits	$1,977,977	$1,893,419	$1,867,001	$1,865,402	$1,925,780
Interest-bearing deposits	$1,857,708	$1,850,193	$1,869,155	$1,837,166	$1,896,767
Interest-bearing liabilities	$2,019,051	$2,073,750	$2,135,045	$2,193,437	$2,259,655
Noninterest-bearing deposits	$537,603	$487,192	$455,698	$460,257	$468,455
Shareholders' equity	$478,589	$417,961	$419,752	$368,184	$344,158
Financial Ratios
Return on average assets	(0.19)%	(0.73%)	0.20%	0.24%	(1.12%)
Return on average common equity	(2.56)%	(7.73%)	0.49%	1.60%	(10.10%)
Average equity to average assets	15.55%	13.82%	13.73%	12.02%	11.08%
Net interest margin	4.34%	4.38%	4.26%	4.39%	4.34%
Efficiency ratio (tax equivalent)	60.85%	63.79%	63.59%	57.62%	60.34%
Period end
Total assets	$3,167,028	$3,021,857	$3,045,757	$3,097,079	$3,104,980
Loans	$2,063,398	$2,119,443	$2,185,755	$2,232,332	$2,216,133
Allowance for loan and lease losses	$51,688	$48,880	$44,249	$42,747	$35,814
Securities	$658,227	$558,011	$555,974	$540,525	$551,062
Deposits	$2,443,567	$2,353,326	$2,344,406	$2,382,151	$2,355,821
Core deposits	$2,027,482	$1,932,771	$1,873,626	$1,941,047	$1,944,779
Shareholders' equity	$527,920	$411,871	$415,717	$415,385	$336,435
Book value per common share	$16.15	$18.50	$18.73	$18.82	$18.54
Nonperforming assets
Nonaccrual loans	$130,718	$127,767	$117,340	$106,163	$76,164
Restructured loans accruing interest	- -	- -	- -	587	746
Other real estate owned	18,137	8,369	4,312	2,874	1,288
Total nonperforming assets	$148,855	$136,136	$121,652	$109,624	$78,198
Nonperforming loans to period-end loans	6.34%	6.03%	5.37%	4.78%	3.47%
Nonperforming assets to period-end assets	4.70%	4.51%	3.99%	3.54%	2.52%
Allowance for loan and lease losses to period-end loans	2.50%	2.31%	2.02%	1.91%	1.62%
Allowance for loan and lease losses to nonperforming loans	39.54%	38.26%	37.71%	40.04%	46.57%
Allowance for loan and lease losses to nonperforming assets	34.72%	35.91%	36.37%	38.99%	45.80%
Net loan charge-offs	$13,692	$16,369	$9,498	$6,317	$16,410

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(in thousands except per share)	2009	2008	2009	2008
Interest Income
Loans	$29,151	$35,590	$88,202	$114,227
Taxable securities	4,327	4,615	12,730	14,490
Tax-exempt securities	2,169	1,997	6,258	5,997
Federal funds sold and deposits in banks	53	135	69	379
Total interest income	35,700	42,337	107,259	135,093
Interest Expense
Deposits	5,531	10,148	18,297	36,444
Federal Home Loan Bank advances	651	1,887	2,116	6,464
Long-term obligations	280	423	937	1,339
Other borrowings	120	286	357	652
Total interest expense	6,582	12,744	21,707	44,899
Net Interest Income	29,118	29,593	85,552	90,194
Provision for loan and lease losses	16,500	10,500	48,500	27,926
Net interest income after provision for loan and lease losses	12,618	19,093	37,052	62,268
Noninterest Income
Service charges and other fees	3,806	3,823	10,982	11,129
Merchant services fees	1,957	2,081	5,607	6,159
Redemption of Visa and Mastercard shares	- -	- -	49	3,028
Gain on sale of investment securities, net	- -	- -	- -	882
Loss on impairment of equity securities	- -	(18,517)	- -	(18,517)
Bank owned life insurance ("BOLI")	515	533	1,532	1,587
Other	912	1,134	2,994	4,248
Total noninterest income	7,190	(10,946)	21,164	8,516
Noninterest Expense
Compensation and employee benefits	11,869	12,173	36,017	37,917
Occupancy	3,023	3,248	9,005	9,706
Merchant processing	896	961	2,589	2,731
Advertising and promotion	296	579	1,675	1,797
Data processing	1,010	909	2,974	2,507
Legal and professional fees	793	765	2,779	1,479
Taxes, licenses and fees	582	720	1,975	2,267
Regulatory premiums	1,220	578	4,719	1,414
Net cost of operation of other real estate	318	4	590	(19)
Other	3,139	3,454	9,318	10,513
Total noninterest expense	23,146	23,391	71,641	70,312
Income (loss) before income taxes	(3,338)	(15,244)	(13,425)	472
Income tax benefit	(1,836)	(6,485)	(7,905)	(3,682)
Net Income (Loss)	$(1,502)	$(8,759)	$(5,520)	$4,154
Net Income (Loss) Applicable to Common Shareholders	$(2,605)	$(8,759)	$(8,818)	$4,154
Earnings (loss) per common share
Basic	$(0.11)	$(0.49)	$(0.45)	$0.23
Diluted	$(0.11)	$(0.49)	$(0.45)	$0.23
Dividends paid per common share	$0.01	$0.17	$0.06	$0.51
Weighted average common shares outstanding	23,468	17,948	19,837	17,898
Weighted average diluted common shares outstanding	23,468	17,948	19,837	17,994

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			September 30,	December 31,
(in thousands)			2009	2008
ASSETS
Cash and due from banks			$74,563	$84,787
Interest-earning deposits with banks			126,355	3,943
Total cash and cash equivalents			200,918	88,730
Securities available for sale at fair value (amortized cost of $629,294 and $525,110, respectively)			646,620	528,918
Federal Home Loan Bank stock at cost			11,607	11,607
Loans held for sale			-	1,964
Loans, net of deferred loan fees of ($4,618) and ($4,033), respectively			2,063,398	2,232,332
Less: allowance for loan and lease losses			51,688	42,747
Loans, net			2,011,710	2,189,585
Interest receivable			11,185	11,646
Premises and equipment, net			63,066	61,139
Other real estate owned			18,137	2,874
Goodwill			95,519	95,519
Core deposit intangible, net			5,112	5,908
Other assets			103,154	99,189
Total Assets			$3,167,028	$3,097,079
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$490,512	$466,078
Interest-bearing			1,953,055	1,916,073
Total deposits			2,443,567	2,382,151
Federal Home Loan Bank and Federal Reserve Bank borrowings			101,000	200,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			51	201
Long-term subordinated debt			25,653	25,603
Other liabilities			43,837	48,739
Total liabilities			2,639,108	2,681,694
Commitments and contingent liabilities
	September 30,	December 31,
	2009	2008
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	77	77	74,157	73,743
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	28,099	18,151	348,431	233,192
Retained earnings			93,150	103,061
Accumulated other comprehensive income			12,182	5,389
Total shareholders' equity			527,920	415,385
Total Liabilities and Shareholders' Equity			$3,167,028	$3,097,079